SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2002

VICINITY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-29365		77-0414631
(Commission File Number)		(IRS Employer Identification No.)

370 San Aleso Avenue, Sunnyvale, CA		94085
(Address of principal executive offices)		(Zip Code)

(408) 543-3000
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Item 5:           Other Events.

On October 22, 2002, Vicinity Corporation entered into a definitive agreement (the “Merger Agreement”) to be acquired by Microsoft Corporation.  Under the terms of the Merger Agreement and subject to the conditions thereof, Microsoft will acquire all outstanding shares of Vicinity common stock (together with each right attached to each such share issued pursuant to the Rights Agreement entered into by Vicinity on August 9, 2002) for $3.33 per share in cash.  In addition, Microsoft will assume Vicinity’s outstanding employee stock options and convert them into Microsoft stock options at an exchange ratio equal to $3.33 per share divided by the average closing price of Microsoft common stock during the 10 days preceding the closing.  The merger is structured as a reverse triangular merger between Vicinity and a wholly-owned subsidiary of Microsoft, with Vicinity surviving the merger and becoming a wholly-owned subsidiary of Microsoft.  This transaction will be taxable to Vicinity stockholders.

Vicinity’s two largest stockholders and each of its executive officers and directors have agreed to vote their shares, collectively constituting approximately 30% of Vicinity’s outstanding stock, in favor of the merger and against any proposal made in opposition to or in competition with the merger.  In addition, Vicinity has amended the Rights Agreement that it entered into on August 9, 2002, to provide that the rights issued to Vicinity stockholders under the plan will not become exercisable as a result of the afore-mentioned voting agreements or the proposed transaction with Microsoft, and that the rights will terminate immediately following the closing of the merger.

The consummation of the merger is subject to the approval of the Vicinity stockholders, a minimum “net working capital” requirement, receipt of necessary approvals under United States and applicable foreign antitrust laws and other relevant regulatory authorities, and other closing conditions.  Dates for closing the merger and for the Vicinity stockholder meeting to vote on the merger have not yet been determined.

The foregoing description is not a description of all of the material terms of the transaction. You should read the Merger Agreement, a copy of which is attached as an exhibit to this report, for a more complete understanding of the transaction.

Item 7:           Financial Statements and Exhibits.

(c)           Exhibits.

                The following exhibits are filed herewith:

Exhibit No.	Exhibit Title
2.1	Agreement and Plan of Merger, dated October 22, 2002, between Microsoft Corporation, Bootstrap Merger Sub, Inc. and Vicinity Corporation.

99.1	Press Release dated October 22, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2002	VICINITY CORPORATION

By: /s/ CHARLES W. BERGER
Charles W. Berger,
President and Chief Executive Officer

Exhibit Index

Exhibit Number	Exhibit Title
2.1	Agreement and Plan of Merger, dated October 22, 2002, between Microsoft Corporation, Bootstrap Merger Sub, Inc. and Vicinity Corporation.
99.1	Press Release dated October 22, 2002.